Exhibit 10.1

BIOSIG TECHNOLOGIES, INC.
12424 Wilshire Blvd., Suite 745
Los Angeles, CA 90025

September 1, 2014
Asher Holzer, Ph.D.
8 bar Giora St
R’anana Israel

RE:           Letter Agreement and Release (the “Letter Agreement”)

Dear Dr. Holzer:

Reference is made to that certain consulting agreement, dated as of August 1, 2012 (the “Consulting Agreement”) by and between you and BioSig Technologies, Inc., a Delaware corporation (the “Company”), pursuant to which you agreed to serve as chief scientific officer of the Company and assist with the development of the Company’s technology and PURE EP System, in exchange for monthly payments of $10,000. As of December 31, 2013, there was $152,500 due to you for services performed pursuant to the Consulting Agreement. In the first quarter of 2014, you entered into an oral amendment to the Consulting Agreement, pursuant to which you agreed to receive (i) a payment of $65,000 (the “Amount Payable”), payable upon the Company closing a capital raising transaction for gross proceeds to the Company of at least $5,000,000 and (ii) a future option grant to purchase 125,000 shares of common stock (the “Option Shares” and together with the Amount Payable, the “Repayment Obligation”), in full satisfaction of all amounts due or owed by the Company for services that you performed pursuant to the Consulting Agreement.

Effective on the date hereof, by your countersignature below, you (the “Releasing Party”) hereby agree as follows:

1)
The Releasing Party hereby agrees that the Repayment Obligation shall be cancelled, extinguished, terminated and of no further force or effect, effective as of the date hereof, and that the Releasing Party shall have no further rights and the Company shall have no further obligation with respect to the Repayment Obligation or any other amounts due or owed by the Company for services performed by the Releasing Party pursuant to the Consulting Agreement.

2)
The Releasing Party hereby voluntarily and knowingly releases and forever discharges the Company and each of its directors, officers, employees, attorneys, trustees, agents and advisors (collectively, the “Released Parties”) from all possible claims, demands, debts, promises, actions causes of action, damages, costs, losses, expenses and liabilities whatsoever (“Adverse Actions”), known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, contingent, or conditional, at law or in equity, to the extent originating in whole or in part on or before the date of this Letter Agreement is executed and relating to, arising out of, or in connection with the Consulting Agreement and/or the Repayment Obligation, which the Releasing Party may now or hereafter have against the Released Parties, if any, and irrespective of whether any such Adverse Actions arise under common law, in equity or under statute (collectively, the “Released Claims”). The Releasing Party agrees not to initiate any action, suit or proceeding against the Company in respect of the Released Claims.

3)
The Consulting Agreement is hereby amended to reflect the terms of this Letter Agreement. To the extent of a conflict between the terms of this Letter Agreement and the Consulting Agreement, the terms of this Letter Agreement shall control. The Consulting Agreement and this Letter Agreement shall be read and construed as one agreement.

If the foregoing terms are agreeable, please indicate your acceptance and agreement by returning an executed, counter-signed copy of this Letter Agreement to the Company.

[Signature Page Follows]

[Signature Page to Letter Agreement]

Very truly yours,

BioSig Technologies, Inc.

By: /s/ Gregory D. Cash
Name: Gregory D. Cash
Title: Chief Executive Officer

Acknowledged and Agreed:

/s/ Asher Holzer
Asher Holzer, Ph.D.